EXHIBIT 1

                        RESTRICTED STOCK AWARD AGREEMENT
                        --------------------------------

            This Restricted Stock Award Agreement is made as of September 20, 2001 between BALLY TOTAL FITNESS HOLDING CORPORATION, a Delaware corporation (hereinafter called the Company), and Emanuel Pearlman, an employee of the Company or one or more of its subsidiaries (hereinafter called the Employee).


            WHEREAS, the Company has heretofore adopted the 1996 Long-Term Incentive Plan of Bally Total Fitness Holding Corporation, as amended, (the
Plan); and


            WHEREAS, it is a requirement of the Plan that a Restricted Stock Award Agreement be executed to evidence the Restricted Stock Award granted to the Employee.


            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

            (1) Grant of Award. The Company hereby grants to the Employee a Restricted Stock Award of an aggregate of 35,000 shares of the common stock, $.01 par value, of the Company (Shares) on the terms and conditions set forth herein.

            (2) Issuance of Shares. As soon as reasonably practical after the payment by the Employee of an amount equal to the aggregate par value of the Shares issuable under the Restricted Stock Award and the delivery by the Employee to the Company of an executed stock power signed by the Employee and suitable to the Board, the Shares shall be issued in the Employees name. Upon issuance of the certificate or certificates for the Shares, the Employee shall be a stockholder with respect to the Shares and shall have all the rights of a stockholder with respect to the Shares, including but not limited to, the right to vote the Shares and to receive dividends and other distributions paid with respect to the Shares. The certificate or certificates for the Shares, together with the executed stock power shall be held by the Company in its control for the account of the Employee until the restrictions set forth in Section 3 of this

Restricted Stock Award Agreement lapse (at which time the appropriate number of Shares shall be delivered to the Employee) or, if earlier, until the Shares are forfeited to the Company and canceled as provided in Section 3 of this Restricted Stock Award Agreement.

            (3) Restrictions on Award. The Restricted Stock Award shall be subject to the following terms and conditions:

            (a) In the event the Employee sells, exchanges, transfers, pledges, hypothecates or otherwise disposes of (or purports or attempts to do any of the foregoing) any or all of the Shares then held by the Company pursuant to Section 2 of this Restricted Stock Award Agreement (including any Shares issuable, but not yet issued) with respect to which the restrictions set forth in this Section 3 have not lapsed in accordance with paragraph (c) below, then all of such disposed (or purportedly disposed) Shares will be immediately forfeited to the Company without notice and without consideration.

            (b) Upon the earlier of (i) December 31, 2002 or (ii) the termination of the Employee's employment with the Company and all Subsidiaries of the Company for any reason other than the Employee's death or by reason of the Employee having become "disabled" within the meaning of Section 22(e)(3) of the Code, all of the Shares then held by the Company pursuant to Section 2 of this Restricted Stock Award Agreement with respect to which the restrictions set forth in this Section 3 have not lapsed in accordance with paragraph (c) below will be immediately forfeited to the Company without notice and without consideration.

            (c) All restrictions set forth in this Section 3 shall lapse on, and certificates for those Shares which have not already been distributed to the Employee shall, subject to the provisions of Section 2 of this Restricted Stock Award Agreement, be appropriately distributed to the Employee as soon as reasonably practical after, the earlier of:

            (i)   a Change in Control of the Company prior to December 31, 2002;

            (ii)  the Employees death prior to December 31, 2002;

            (iii) the termination of the Employees employment by reason of the
                  Employee being disabled as defined in Section 22(e)(3) of the Code prior to December 31, 2002;

            (iv) the first date prior to December 31, 2002 which follows seven consecutive trading days on which the Fair Market Value of a Share equals or exceeds $42.00.

            (4) Taxes. The Company shall have the right to deduct, from any amounts payable then or any time thereafter to the Employee, the amount of any taxes which the Company is or will be required by law to withhold, as and when required by law, with respect to the Shares received or to be received by the Employee pursuant to this Restricted Stock Award. The Company shall have the right to require a person entitled to receive Shares pursuant to this Restricted Stock Award Agreement to pay the Company the amount of any taxes which the Company is or will be required to withhold with respect to such Shares before the certificate for such Shares are delivered pursuant to the Restricted Stock Award.

            (5) Delivery of Shares on Exercise. Delivery of certificates for Shares pursuant to this Restricted Stock Award may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of any federal, state or local law or regulation or any administrative or quasi-administrative requirement applicable to the sale, issuance, distribution or delivery of such Shares. The

Committee may, in its sole discretion, require the Employee to furnish the Company with appropriate representations and a written investment letter prior to the delivery of any Shares pursuant to this Restricted Stock Award.

            (6) Incorporation of Provisions of the Plan. All of the provisions of the Plan pursuant to which this Restricted Stock Award Agreement is granted are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Restricted Stock Award Agreement and the terms in the aforesaid Plan, the Plan shall control. To the extent any capitalized terms are not otherwise defined herein, they shall have the meaning set forth in the Plan.

            (7) Invalidity of Provisions. The invalidity or unenforceability of any provision of this Restricted Stock Award Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, or any securities exchange shall not affect the validity or enforceability of the remainder of this Restricted Stock Award Agreement.

            (8) Waiver and Modification. The provisions of this Restricted Stock Award Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

            (9) Interpretation. All decisions or interpretations made by the Committee with regard to any question arising under the Plan or this Restricted Stock Award Agreement shall be binding and conclusive on the Company and the Employee.

            (10) Multiple Counterparts. This Restricted Stock Award Agreement may be signed in multiple counterparts, all of which taken together shall constitute an original agreement. The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

            (11) Governing Law. This Restricted Stock Award Agreement shall be governed by the laws of the State of Delaware.

            IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be duly executed by its duly authorized officer, and the Employee has hereunto set his hand, all as of the day and year first above written.


                                       BALLY TOTAL FITNESS

                                       HOLDING CORPORATION



                                       By: /S/
                                          --------------------------------------
                                          Its Senior Vice President


                                       /S/
                                       -----------------------------------------
                                       Employee

                                  AMENDMENT TO
                        RESTRICTED STOCK AWARD AGREEMENT

      WHEREAS, Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company") and Emanuel R. Pearlman (the "Employee") entered into a Restricted Stock Award Agreement dated September 15, 1998 (the "Award Agreement") pursuant to which the Company granted Employee 35,000 shares of the common stock subject to certain restrictions set forth in the Award Agreement.

      WHEREAS, the Company and Employee mutually desire to amend the Award Agreement.

      NOW THEREFORE, the Award Agreement is amended effective July 30, 2003, by deleting paragraphs (b) and (c) of Section 3 and substituting the following therefore:

            "(b) All of the Shares held by the Company pursuant to Section 2 of this Restricted Stock Award Agreement with respect to which the restrictions set forth in this Section 3 have not lapsed in accordance with paragraph (c) below will be immediately forfeited to the Company without notice and without considerations on December 31, 2005.

            (c) All restrictions set forth in this Section 3 shall lapse on, and certificates for those Shares which have not already been distributed to the Employee shall, subject to the provisions of Section 2 of this Restricted Stock Award Agreement, be appropriately distributed to the Employee as soon as reasonably practical after, the earlier of:

            (i) a Change in Control of the Company prior to December 31, 2005;

            (ii) the Employee's death prior to December 31, 2005;

            (iii) the first date prior to December 31, 2005 which follows seven consecutive trading days on which the Fair Market Value of a Share equals exceeds $42.00."

      In all other regards the Award Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its duly authorized officer and the Employee has hereunto set his hand, as of the day and year indicated below:

BALLY TOTAL FITNESS                       EMPLOYEE
HOLDING CORPORATION

By:/S/                                    /S/
   ----------------------------           ---------------------------------
Its:                                      Dated:
    ---------------------------                 ---------------------------
Dated:
      -------------------------